Exhibit 99.1

NEWS RELEASE

Kimbell Royalty Partners Announces New Level of Detail Regarding Expected Favorable Federal Income Tax Treatment of Future Earnings of the Company and Distributions to Common Unitholders

No Material Federal Income Taxes Expected to Be Paid by Company for Next Seven Years (2019 to 2025); Substantially All Distributions Paid to Common Unitholders for Next Four Years (2019 to 2022) Not Expected to Be Taxable Dividend Income; Less Than 25% of Distributions Paid to Common Unitholders for Subsequent Three Years (2023 to 2025) Expected to Be Taxable Dividend Income

FORT WORTH, Texas, May 13, 2019 — Kimbell Royalty Partners, LP (NYSE: KRP), a leading owner of oil and natural gas mineral and royalty interests in more than 92,000 gross producing wells across 28 states, today announced the expected favorable federal income tax treatment of its future earnings and distributions paid to Kimbell common unitholders for at least the next seven years (through at least the year 2025).

The company expects that:

•                  for the next seven years (2019 to 2025), the company will pay no material federal income taxes (less than 5% of estimated pre-tax distributable cash flow);

•                  for the next four years (2019 to 2022), substantially all distributions paid to common unitholders will not be taxable dividend income; and

•                  for 2023 through 2025, less than 25% of distributions paid to common unitholders will be taxable dividend income.

Distributions in excess of the amount taxable as dividend income will reduce an investor’s tax basis in its units, or produce capital gain to the extent they exceed an investor’s tax basis.   The reduced tax basis will increase an investor’s capital gain when it sells its units.

“This is a significant development for the company to be able to now provide this new level of tax detail.  This favorable tax treatment significantly enhances the after-tax return from the distributions paid to our common unitholders for years to come,” said Davis Ravnaas, President and Chief Financial Officer of Kimbell Royalty Partners’ general partner.  “We have spent a considerable amount of time working with our advisors in order to optimize the after-tax return to our common unitholders as we have grown the company significantly over the last two years.  We are pleased with this outcome for our common unitholders and believe that this favorable tax treatment further strengthens the investment case for the company along with our world class mineral and royalty asset base, recent record operating results and significant free cash flow generation.”

This expected favorable tax treatment is the result of certain non-cash expenses (principally depletion) substantially offsetting the company’s taxable income and tax “earnings and profits.”  The company’s estimates of the tax treatment of company earnings and distributions are based upon assumptions regarding the capital structure and earnings of our operating company, the capital structure of the company and the amount of the earnings of our operating company allocated to the company.  Many factors may impact these estimates, including changes in drilling and production activity, commodity prices, future acquisitions or changes in the business, economic, regulatory, legislative, competitive or political environment in which the company operates.  These estimates are based on current tax law and tax reporting positions that we have adopted and with which the Internal Revenue Service could disagree. These estimates are not fact and should not be relied upon as being necessarily indicative of future results, and no assurances can be made regarding these estimates. Investors are encouraged to consult with their tax advisor on this matter.

Kimbell Royalty Partners, LP

Kimbell (NYSE: KRP) is an oil and gas mineral and royalty limited partnership based in Fort Worth, Texas. Kimbell is managed by its general partner, Kimbell Royalty GP, LLC.  Kimbell owns mineral and royalty interests in approximately 13 million gross acres in 28 states and in every major onshore basin in the continental United States, including ownership in more than 92,000 gross producing wells with over 40,000 wells in the Permian Basin. To learn more, visit http://www.kimbellrp.com.

Forward-Looking Statements

This news release includes forward-looking statements.  All statements in this news release concerning federal income tax treatment of future earnings and distributions are forward-looking statements. These forward-looking statements involve numerous risks and uncertainties, many of which are beyond our control, including (but not limited to) risks relating to drilling and production activity, commodity prices, future acquisitions or changes in the business, economic, regulatory, legislative, competitive or political environment in which the company operates and the securities markets generally.  When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in our filings with the Securities and Exchange Commission (SEC), available at the SEC’s website at www.sec.gov.  Except as required by law, Kimbell Royalty Partners undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release.

Contact:

Rick Black

Dennard Lascar Investor Relations

krp@dennardlascar.com

(713) 529-6600

# # #